U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Perdue, John W.
   1008 Woodward Park
   Athens, TN USA 37303
2. Date of Event Requiring Statement (Month/Day/Year)
   8/25/98
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Issuer Name and Ticker or Trading Symbol
   BankFirst Corporation BKFR
Relationship of Reporting Person to Issuer (Check all applicable)
   ( ) Director  ( ) 10% Owner (x) Officer (give title below)
   ( ) Other (specify below)
   President of FNB Athens
If Amendment, Date of Original (Month/Year)
   9/18/98

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 Table I -- Non-Derivative Securities Beneficially Owned
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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Common Stock                               |4410                  |D               |                                               |
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Common Stock                               |1740                  |I               |Spouse                                         |
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 Table II -- Derivative Securities Beneficially Owned                                                                              |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship:        |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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SIGNATURE OR REPORTING PERSON

DATE